UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

I-many, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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The following notice was sent by I-many, Inc. by facsimile transmission and overnight courier to the holders of its Senior Convertible Notes dated December 31, 2007, on June 12, 2009:

[I-many, Inc. Letterhead]

June 12, 2009

[Name]

[Address]

Re: Notice to Senior Convertible Note holders of I-many, Inc.

Dear [Name]:

Reference is made to the series of Senior Convertible Promissory Notes (the “Notes”) issued by I-many, Inc. (the “Company”) on December 31, 2007.

The Company has entered into an Agreement and Plan of Merger, dated April 29, 2009, by and among the Company, Sapphire Stripe Holdings, Inc. (“Buyer”) and Sapphire Stripe Acquisition Company (“Merger Sub”), as amended on May 29, 2009, June 2, 2009 and June 10, 2009 and as may be further amended from time to time, pursuant to which Merger Sub will merge with and into the Company, and the Company will become a wholly-owned subsidiary of Buyer (the “Merger”).

Pursuant to Section 5(b) of the Notes, the Company hereby gives you notice of the Merger, which is expected to become effective on or about June 25, 2005. The Company also reminds you that you have elected to require the Company to redeem the full amount of the Principal (as defined in the Notes) together with any accrued and unpaid Interest (as defined in the Notes) thereon, effective upon the occurrence of the Merger, by entering into an Agreement Regarding Senior Convertible Notes of I-many, Inc. in April 2009, and that pursuant to the terms of such agreement, the election is automatically effective upon the Company’s delivery to you of this notice. The Company will make payment for the redeemed Notes concurrently with the consummation of the Merger. The Conversion Price (as defined in the Notes) in effect on the date of this notice is $3.8192, and you are not entitled to receive a Make-Whole Premium (as defined in the Notes).

Should you have any questions concerning the above matters, please do not hesitate to contact me at (207) 774-3244 or at bschwartz@imany.com. Thank you for your attention.

Sincerely,

I-MANY, INC.

By:	/s/ Robert G. Schwartz
Robert G. Schwartz Vice President and General Counsel

Additional Information and Where to Find It

In connection with the merger agreement with LLR Partners (the “Merger Agreement”) and related transactions, on June 2, 2009, I-many filed with the SEC a proxy statement (the “Proxy Statement”) and mailed the Proxy Statement to its stockholders on or about June 3, 2009. The Proxy Statement contains important information about I-many, LLR Partners, the Merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully and in its entirety.

Investors and security holders can obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders can obtain free copies of the Proxy Statement from the Company by contacting I-many, Inc., Attn: Secretary, 399 Thornall Street, 12th Floor, Edison, NJ.

I-many and LLR Partners, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of I-many in respect of the transactions contemplated by the Agreement and Plan of Merger. Information regarding I-many’s directors and executive officers is included in the Proxy Statement. Additional information regarding these directors and executive officers is contained in I-many’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment No. 1 dated April 29, 2009, which is filed with the SEC and available free of charge at the SEC’s web site at www.sec.gov. As of March 31, 2009, I-many’s directors and executive officers beneficially owned approximately 5,885,994 shares, or 10.9%, of I-many’s common stock. This excludes 7,383,264 shares owned by Ramius LLC, of which Mark R. Mitchell, a director of I-many, is an executive officer and for which Mr. Mitchell disclaims beneficial ownership. Information regarding LLR Partners’ directors and officers and a more complete description of the interests of I-many’s directors and officers is available in the Proxy Statement.

Safe Harbor for Forward-Looking Statements

Statements in this communication regarding the proposed transaction between I-many and LLR Partners, and any other statements about I-many management’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “would,” “intends,” “estimates,” “approximately” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including but not limited to the risks surrounding the closing of the transaction, including failure of I-many’s stockholders to approve the Merger; operational disruption from the Merger; general economic and market conditions; the risk that our cash and cash equivalents at the time of the closing of the Merger will be less than anticipated and such other factors described in I-many’s Annual Report on Form 10-K for the year ended December 31, 2008, and other filings that I-many makes with the SEC from time to time. In addition, the statements in this communication reflect I-many’s expectations and beliefs as of the date of this communication. I-many anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while I-many may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.